FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2014 FIRST QUARTER FINANCIAL RESULTS

Clarksville, Indiana—January 22, 2014. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $1.0 million and net income available to common shareholders of $985,000, or $0.44 per diluted share, for the quarter ended December 31, 2013 compared to net income of $1.0 million and net income available to common shareholders of $973,000, or $0.43 per diluted share, for the quarter ended December 31, 2012.

Net interest income after provision for loan losses increased $298,000 for the quarter ended December 31, 2013 as compared to the same period in 2012. Interest income decreased $26,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 4.86% for 2012 to 4.55% for 2013, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $37.1 million from $575.9 million for 2012 to $613.0 million for 2013. Interest expense decreased $173,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 0.87% for 2012 to 0.69% for 2013, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $30.5 million from $503.3 million for 2012 to $533.8 million for 2013. The provision for loan losses decreased $151,000 from $452,000 for 2012 to $301,000 for 2013. Nonperforming loans decreased $3.8 million from $9.1 million at September 30, 2013 to $5.3 million at December 31, 2013. The decrease in nonperforming loans is due primarily to a single commercial real estate loan with an outstanding balance of $4.0 million that was reclassified from nonaccrual to accruing status as of December 31, 2013. Net recoveries were $132,000 for the quarter ended December 31, 2013 compared to net charge-offs of $223,000 for the same period in 2012.

Noninterest income increased $104,000 for the quarter ended December 31, 2013 as compared to the same period in 2012. The increase was due primarily to increases in real estate lease income and net gain on trading account securities of $97,000 and $55,000, respectively, which more than offset decreases in net gain on sales of loans and service charges on deposit accounts of $30,000 and $20,000, respectively.

Noninterest expenses increased $345,000 for the quarter ended December 31, 2013 as compared to the same period in 2012. The increase was due primarily to increases in compensation and benefits expense and occupancy and equipment expense of $163,000 and $148,000, respectively. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases, and increased ESOP compensation expense. ESOP compensation expense for the quarters ended December 31, 2013 and 2012 included approximately $341,000 and $323,000, respectively, of additional expense due to the accelerated repayment of the ESOP loan. The increase in occupancy and equipment expense is due primarily to the Bank’s new branch location in New Albany, Indiana, which opened in August 2013.

The Company recognized income tax expense of $423,000 for the quarter ended December 31, 2013, for an effective tax rate of 29.2%, compared to income tax expense of $378,000, for an effective tax rate of 27.1%, for the same period in 2012.

Comparison of Financial Condition at December 31, 2013 and September 30, 2013

Total assets increased $26.4 million from $660.5 million at September 30, 2013 to $686.9 million at December 31, 2013. Investment securities, net loans and cash surrender value of life insurance increased $11.3 million, $10.6 million and $5.1 million, respectively. Total deposits increased $13.8 million due primarily to a $17.5 million increase in brokered certificates of deposit, which more than offset attrition in retail certificates of deposit. In addition, borrowings from Federal Home Loan Bank increased by $13.2 million in order to fund increases in loans and investment securities.

Stockholders’ equity increased $194,000 from $82.3 million at September 30, 2013 to $82.4 million at December 31, 2013. At December 31, 2013, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fifteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended
	December, 31
	2013	2012
OPERATING DATA:
(In thousands, except share and per share data)

Total interest income	$6,734	$6,760
Total interest expense	922	1,095

Net interest income	5,812	5,665
Provision for loan losses	301	452

Net interest income after provision for loan losses	5,511	5,213

Total noninterest income	1,104	1,000
Total noninterest expense	5,164	4,819

Income before income taxes	1,451	1,394
Income tax expense	423	378

Net Income	$1,028	$1,016

Less: Preferred stock dividends declared	(43)	(43)

Net Income available to common shareholders	$985	$973

Net Income per share, basic	$0.46	$0.45
Weighted average common shares outstanding, basic	2,158,106	2,155,999

Net Income per share, diluted	$0.44	$0.43
Weighted average common shares outstanding, diluted	2,260,658	2,237,367

Performance ratios (annualized):
Return on average assets	0.61%	0.63%
Return on average equity	4.95%	4.88%
Return on average common stockholders' equity	6.23%	6.14%
Interest rate spread	3.86%	3.99%
Net interest margin	3.95%	4.10%
Efficiency ratio	74.67%	72.30%

	December 31,	September 30,
	2013	2013
FINANCIAL CONDITION DATA:
(Dollars in thousands, except per share data)

Total assets	$686,943	$660,455
Cash and cash equivalents	19,957	20,815
Investment securities	185,057	173,794
Gross loans	424,992	413,913
Allowance for loan losses	5,971	5,538
Earning assets	622,138	600,776
Goodwill	7,936	7,936
Core deposit intangibles	1,983	2,069
Deposits	491,522	477,726
FHLB borrowings	102,565	89,348
Total liabilities	604,496	578,202
Stockholders' equity	82,447	82,253

Book value per common share	28.88	28.32
Tangible book value per common share	24.49	23.97

Non-performing assets:
Nonaccrual loans	4,702	8,893
Accruing loans past due 90 days	646	164
Troubled debt restructurings classified as performing loans	10,020	5,930
Foreclosed real estate	979	799
Other nonperforming assets	2	2

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.39%	1.32%
Allowance for loan losses as a percent of nonperforming loans	111.65%	61.15%
Nonperforming loans as a percent of total loans	1.25%	2.17%
Nonperforming assets as a percent of total assets	2.38%	2.39%

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724